Exhibit 99.1

Xtant Medical Announces Record Third Quarter Revenue of $25 Million

Raises 2023 Annual Revenue Guidance to $88 Million - $91 Million

BELGRADE, MT, November 9, 2023 – Xtant Medical Holdings, Inc. (NYSE American: XTNT), a global medical technology company focused on surgical solutions for the treatment of spinal disorders, today reported financial and operating results for the third quarter ended September 30, 2023.

“Driven by strong organic growth of 18%, and contributions from our recent acquisitions, we achieved record third quarter revenue of $25 million, an increase of 73% year-over-year, and raised our 2023 revenue guidance range for the second consecutive quarter,” said Sean Browne, President and CEO of Xtant Medical. “I am extremely proud of our team’s efforts integrating Surgalign’s hardware and biologics business while growing our core business. These results and execution are a testament to their steadfast commitment and diligence. With the Surgalign integration progressing smoothly, we remain focused on optimizing our distribution network and further scaling operations. We look forward to building upon this momentum by bringing expanded solutions to patients in need and maximizing value to our shareholders.”

Third Quarter 2023 Financial Results

Third quarter 2023 revenue grew 73% to $25.0 million, compared to $14.5 million for the same quarter in 2022. Revenue includes organic growth of 18% plus a 55% increase from products added in the acquisition of the Coflex and CoFix lines and Surgalign hardware and biologics business. These revenue increases are attributed primarily to greater independent agent and private label sales, sales from the acquired Coflex and CoFix product lines, and sales from the acquisition of Surgalign.

Gross margin for the third quarter of 2023 was 61.3%, compared to 54.6% for the same period in 2022. The increase is primarily attributable to greater production efficiencies, decreased charges for excess and obsolete inventory, and product mix, partially offset by higher product costs.

Operating expenses for the third quarter of 2023 totaled $18.7 million, compared to $9.8 million for the third quarter of 2022. The increase was primarily due to additional independent agent sales commissions, higher employee compensation expenses, legal expenses, and amortization of intangible assets associated with the Coflex and CoFix product lines.

Third quarter 2023 net income totaled $9.2 million, or $0.07 per share, compared to the third quarter 2022 net loss of $2.4 million, or $0.03 per share.

Non-GAAP Adjusted EBITDA for the third quarter of 2023 was $0.5 million, compared to a Non-GAAP Adjusted EBITDA loss of $0.9 million for the prior-year period. The Company defines Adjusted EBITDA as net income/loss from operations before depreciation, amortization and interest expense and provision for income taxes, and as further adjusted to add back in or exclude, as applicable, non-cash compensation, acquisition-related expenses, acquisition-related fair value adjustments, gain on bargain purchase, and litigation settlement reserve. A calculation and reconciliation of Adjusted EBITDA to net loss can be found in the attached financial tables.

2023 Financial Guidance

Xtant Medical raises its expectation for full year 2023 revenue to $88 million to $91 million, up from the Company’s prior guidance of $75 million to $77 million. The revised guidance range represents annual revenue growth of approximately 52% to 57% compared to full year 2022 revenue, and includes contributions from the Surgalign transaction.

Conference Call

Xtant Medical will host a webcast and conference call to discuss third quarter 2023 financial results on Thursday, November 9, 2023 at 9:00 AM ET. To access the webcast, Click Here. To access the conference call, dial 877-407-6184 within the U.S. or 201-389-0877 outside the U.S. A replay of the call will be available at www.xtantmedical.com, under “Investor Info.”

About Xtant Medical Holdings, Inc.

Xtant Medical’s mission of honoring the gift of donation so that our patients can live as full and complete a life as possible, is the driving force behind our company. Xtant Medical Holdings, Inc. (www.xtantmedical.com) is a global medical technology company focused on the design, development, and commercialization of a comprehensive portfolio of orthobiologics and spinal implant systems to facilitate spinal fusion in complex spine, deformity and degenerative procedures. Xtant people are dedicated and talented, operating with the highest integrity to serve our customers.

The symbols ™ and ® denote trademarks and registered trademarks of Xtant Medical Holdings, Inc. or its affiliates, registered as indicated in the United States, and in other countries. All other trademarks and trade names referred to in this release are the property of their respective owners.

Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures in this release, including Adjusted EBITDA and organic revenue growth. Reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP measures for the respective periods can be found in tables later in this release. The Company’s management believes that the presentation of these measures provides useful information to investors. These measures may assist investors in evaluating the Company’s operations, period over period. Management uses the non-GAAP measures in this release internally for evaluation of the performance of the business, including the allocation of resources. Investors should consider non-GAAP financial measures only as a supplement to, not as a substitute for or as superior to, measures of financial performance prepared in accordance with GAAP.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “intends,” ‘‘expects,’’ ‘‘anticipates,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘estimates,’’ “continue,” “future,” ‘‘will,’’ “potential,” “going forward,” “guidance,” similar expressions or the negative thereof, and the use of future dates. Forward-looking statements in this release include the Company’s financial guidance for 2023. The Company cautions that its forward-looking statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others: the Company’s future operating results and financial performance; its ability to increase or maintain revenue; risks associated with its recent acquisitions and the integration of those businesses; anticipated shortages of stem cells which will adversely affect future revenues; possible future impairment charges to long-lived assets and goodwill and write-downs of excess inventory; the ability to remain competitive; the ability to innovate, develop and introduce new products; the ability to engage and retain new and existing independent distributors and agents and qualified personnel and the Company’s dependence on key independent agents for a significant portion of its revenue; the effect of COVID-19, labor and hospital staffing shortages on the Company’s business, operating results and financial condition, especially when they affect key markets; the Company’s ability to implement successfully its future growth initiatives and risks associated therewith; the effect of inflation, increased interest rates and other recessionary factors and supply chain disruptions; the effect of product sales mix changes on the Company’s financial results; government and third-party coverage and reimbursement for Company products; the ability to obtain and maintain regulatory approvals and comply with government regulations; the effect of product liability claims and other litigation to which the Company may be subject; the effect of product recalls and defects; the ability to obtain and protect Company intellectual property and proprietary rights and operate without infringing the rights of others; risks associated with the Company’s clinical trials; international risks; the ability to service Company debt, comply with its debt covenants and access additional indebtedness; the ability to obtain additional financing on favorable terms or at all; and other factors. Additional risk factors are contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission (SEC) on March 8, 2023 and subsequent SEC filings by the Company, including without limitation its most recent Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023 anticipated to be filed with the SEC. Investors are encouraged to read the Company’s filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The Company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this cautionary statement.

Investor Relations Contact

David Carey

Lazar FINN

Ph: 212-867-1762

Email: david.carey@finnpartners.com

XTANT MEDICAL HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except number of shares and par value)

	As of September 30, 2023	As of December 31, 2022
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$8,664	$20,298
Restricted Cash	85	209
Trade accounts receivable, net of allowance for credit losses and doubtful accounts of $820 and $515, respectively	19,150	10,853
Inventories	34,334	17,285
Prepaid and other current assets	1,874	673
Total current assets	64,107	49,318

Property and equipment, net	9,097	5,785
Right-of -use asset, net	1,594	1,380
Goodwill	6,514	3,205
Intangible assets, net	10,492	344
Other assets	199	197
Total Assets	$92,003	$60,229

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$5,358	$3,490
Accrued liabilities	8,934	5,496
Current portion of lease liability	733	458
Current portion of finance lease obligations	64	62
Line of credit	3,999	3,379
Current portion of long-term debt	2,833	2,333
Total current liabilities	21,921	15,218
Long-term Liabilities:
Lease liability, less current portion	916	972
Finance lease obligations, less current portion	133	181
Long-term debt, plus premium and less issuance costs	14,352	9,687
Total Liabilities	37,322	26,058

Stockholders’ Equity
Preferred stock, $0.000001 par value; 10,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.000001 par value; 300,000,000 shares authorized; 129,788,947 shares issued and outstanding as of September 30, 2023 and 108,874,803 shares issued and outstanding as of December 31, 2022	-	-
Additional paid-in capital	293,534	277,841
Accumulated other comprehensive loss	(146)	-
Accumulated deficit	(238,707)	(243,670)
Total Stockholders’ Equity	54,681	34,171

Total Liabilities & Stockholders’ Equity	$92,003	$60,229

XTANT MEDICAL HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except number of shares and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Total revenue	$25,019	$14,462	$63,195	$42,699
Cost of sales	9,685	6,566	24,865	18,868
Gross profit	15,334	7,896	38,330	23,831

Gross profit %	61.3%	54.6%	60.7%	55.8%

Operating expenses
General and administrative	7,144	3,729	16,983	11,496
Sales and marketing	11,085	5,838	26,855	16,683
Research and development	490	229	844	683
Total operating expenses	18,719	9,796	44,682	28,862

Loss from operations	(3,385)	(1,900)	(6,352)	(5,031)

Other Income (Expense)
Interest expense	(760)	(440)	(2,120)	(1,197)
Interest income	48	-	133	-
Bargain purchase gain	11,028	-	11,028	-
Total Other Expense	10,316	(440)	9,041	(1,197)
Net Income (Loss) Before Provision for Income Taxes	6,931	(2,340)	2,689	(6,228)

Provision for Income Taxes Current and Deferred	2,300	(13)	2,274	(48)
Net Income (Loss)	$9,231	$(2,353)	$4,963	$(6,276)

Net loss per share:
Basic	$0.07	$(0.03)	$0.04	$(0.07)
Dilutive	$0.07	$(0.03)	$0.04	$(0.07)

Shares used in the computation:
Basic	128,140,238	93,278,610	115,380,792	89,236,832
Dilutive	138,663,274	93,278,610	123,832,401	89,236,832

XTANT MEDICAL HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	Nine Months Ended September 30,
	2023	2022
Operating activities:
Net income (loss)	$4,963	$(6,276)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	2,157	971
Gain on disposal of fixed assets	(104)	(91)
Non-cash interest	266	175
Non-cash rent	5	2
Stock-based compensation	1,801	1,825
Provision for expected credit losses	316	277
Provision for excess and obsolete inventory	398	1,568
Release of valuation allowance	(2,394)	-
Gain on bargain purchase	(11,028)	-

Changes in operating assets and liabilities, net of acquisition effects:
Accounts receivable	(7,047)	(2,962)
Inventories	(1,669)	(616)
Prepaid and other assets	69	239
Accounts payable	1,298	1,164
Accrued liabilities	2,369	671
Net cash used in provided by operating activities	(8,600)	(3,053)
Investing activities:
Purchases of property and equipment	(1,093)	(1,321)
Proceeds from sale of fixed assets	70	184
Acquisition of Surgalign SPV, Inc.	(17,000)	-
Acquisition of Surgalign Holdings, Inc.’s hardware and biologics business, net of cash acquired	(4,448)	-
Net cash used in investing activities	(22,471)	(1,137)
Financing activities:
Payments on financing leases	(46)	(35)
Borrowings on line of credit	55,345	36,680
Repayments of line of credit	(54,724)	(39,580)
Proceeds from private placement, net of cash issuance costs	14,011	6,341
Proceeds from issuance of long-term debt, net of issuance costs	4,899	-
Payments of taxes from withholding of common stock on vesting of restricted stock units	(119)	-
Net cash provided by financing activities	19,366	3,406

Effect of exchange rate changes on cash and cash equivalents and restricted cas	(53)	-

Net change in cash and cash equivalents and restricted cash	(11,758)	(784)
Cash and cash equivalents and restricted cash at beginning of period	20,507	18,387
Cash and cash equivalents and restricted cash at end of period	$8,749	$17,603

Reconciliation of cash and restricted cash reported in the condensed consolidated balance sheets
Cash and cash equivelants	$8,664	$18,175
Restricted cash	85	439
Total cash and restricted cash reported in the condensed consolidated balance sheets	$8,749	$18,614

XTANT MEDICAL HOLDINGS, INC.

CALCULATION OF NON-GAAP CONSOLIDATED EBITDA AND ADJUSTED EBITDA

(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Net Income (Loss)	$9,231	$(2,353)	$4,963	$(6,276)

Depreciation and amortization	903	372	2,175	971
Interest expense	712	440	1,987	1,197
Tax (benefit) expense	(2,300)	13	(2,274)	48
Non-GAAP EBITDA	8,546	(1,528)	6,851	(4,060)

Non-GAAP EBITDA/Total revenue	34.2%	-10.6%	10.8%	-9.5%

NON-GAAP ADJUSTED EBITDA CALCULATION
Non-cash compensation	745	640	1,800	1,825
Acquisition-related expenses	1,023	-	1,326	-
Acquisition-related fair value adjustments	1,026	-	1,188	-
Gain on bargain purchase	(11,028)	-	(11,028)	-
Litigation settlement reserve	140	-	140	550
Non-GAAP Adjusted EBITDA	$452	$(888)	$277	$(1,685)

Non-GAAP Adjusted EBITDA/Total revenue	1.8%	-6.1%	0.4%	-3.9%